EXHIBIT 99.2

COLLABRX, INC.

Moderator:         Thomas Mika
June 3, 2013
5:00 p.m. ET

Operator:	Good day, ladies and gentleman, and thank you for standing by and welcome to the CollabRx Inc.’s Fourth Quarter and Fiscal Full Year 2013 Financial Conference Call and Business Update. At this time, all participants are in the listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time.

If anyone should require assistance during today’s call, you may press star then zero on your touchtone telephone.  As a reminder, today’s conference may be recorded.  It is now my pleasure to turn the call over to Robert Ferri, your CollabRx Investor Relations.  Please go ahead.

Robert Ferri:	Good day, everyone, and welcome to the CollabRx Fourth Quarter and Full Year Fiscal 2013 Financial Conference Call and Business Update. Today's call is being recorded.

Please note that a recording of this conference call will be made available two hours after the completion of the call, and it will be available for one year via the Web using the link referenced in the company's logistics announcement of May 21st, the financial results press release of today as well as on the company's Web site.

Please also note the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call.

Except for historical information, matters discussed on this call are forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results may differ materially from the company's expectations as a result of these factors or unanticipated events.  Specifically, we'll refer you to the risks and uncertainties as set forth in the company's periodic filings with the Securities and Exchange Commission.

At this time, I would like to turn the call over to Mr. Thomas Mika, CollabRx’s Chairman, President, CEO and Acting Chief Financial Officer.

Please go ahead, Mr. Mika.

Thomas Mika:	Thanks Bob. Good afternoon and welcome to CollabRx Investor Conference Call. I will be covering both the financial portion of this call as well as the business update. Following my review of the fourth quarter and fiscal 2013 as a whole, we will open up the call for questions.

I have asked Luisa Fonseca, our Corporate Controller, and Gavin Gordon, Head of Business Development and Strategic Alliances, and by the way, as of Saturday, Corporate Vice President, to join me during this call and to be available for the Q&A period at the end of my remarks.

Let us open by addressing a goal I set in our third quarter investor call in February.  I said then that we expected to begin generating and recording revenue in Q4, and I am pleased to report today that we have achieved that goal.

CollabRx recorded its first substantial revenue in the fourth quarter of fiscal 2013.  In two short quarters since the launch of the publicly-traded CollabRx, we have completed the transition from Tegal to CollabRx, emerged from our development stage and inaugurated our commercialization phase.

As we begin fiscal 2014, CollabRx is selling in the marketplace, obtaining market share and generating revenue.  That is a long way from the beginning of fiscal 2013, the full fiscal year we are reporting today.

That was indeed an extraordinary positive year for this company as well as the time of great change.  We began the fiscal year as Tegal and we ended it as CollabRx, which began trading on NASDAQ under the symbol CLRX on September 27, 2012.

While today we are pleased to report CollabRx's first significant revenues in the final quarter of the last year, it is important to recognize that during the first two quarters we were Tegal, and in the third quarter we were still a development-stage company as CollabRx.

Therefore, fiscal 2013 is really a chronicle of transition from Tegal to CollabRx and is not indicative of the new CollabRx.  That page turned on April 1, the first day of fiscal 2014.

The CollabRx of fiscal 2014 is generating revenue, expanding internationally and doing a lot of good work expected to have a positive impact on the treatment of cancer.  We will have more of that in a few minutes, but first let us quickly fulfill today's mandate and review fiscal 2013.

In the fourth quarter of fiscal 2013, our total revenue was $275,000 with a gross profit of $257,000 compared to $25,000 in revenue and gross profit during the same quarter last year.  Operating expenses were $1.1 million during the quarter.

Of this $1.1 million, about $272,000 was associated with non-cash items including $186,000 of stock compensation expense and about $87,000 of depreciation and amortization expense.  The net loss from both discontinued and continuing operations was $811,000 or 0.43 cents per share compared to a net loss of $2.23 million or $1.32 per share in the same quarter last year.

In the full fiscal year of 2013, our total revenue was $400,000 with a gross profit of $344,000 compared to $100,000 each category during the previous fiscal year.  Operating expenses were $4.4 million during fiscal 2013, and of this $4.4 million, about $829,000 was associated with non-cash items including $693,000 of stock compensation expense and about $136,000 of depreciation and amortization expense.

The net loss in fiscal 2013 from both discontinued and continuing operations was $3.93 million or $2.12 a share compared to a net loss of $1.4 million or 0.85 cents a share in the previous fiscal year.

We ended the fiscal year with $4 million in cash compared with $5.1 million at the end of the prior quarter and $7.8 million on March 31, 2012 which was the end of our last fiscal year.  The significant liabilities on our balance sheet include a promissory note due back to the sellers in the amount of $500,000 plus accrued interest, $193,000 of accrued liabilities such as vacation and payroll, and a deferred tax liability of $581,000 that will be written off over time with no cash effect along with the elements of intangibles that we acquired from CollabRx.  CollabRx total shares outstanding are just under 2 million and fully diluted are approximately 2.6 million.  For exact numbers, please see our filings with the SEC.

As I said, fiscal 2013 was a year of great change for this company.  As we outlined in our February investor call, Tegal entered fiscal 2013 evaluating a number of strategic alternatives.

As we explored strategic alternatives, we determined that Tegal's greatest value was concentrated in three specific assets, our cash, our NASDAQ listing, and approximately $140 million of net operating loss carry-forwards.  So we set above to acquire a promising company that could optimally leverage all three.  CollabRx fit the criteria perfectly, to the point that once we completed the acquisition, we sought and received approval from shareholders to change our corporate name to CollabRx, fully and exclusively embracing the mission of our new company.

CollabRx is a data analytics company focused on developing and delivering content-rich, knowledge based products and services that inform healthcare decision-making with an emphasis on genomics-based precision medicine and big data analytics.

Our proprietary content is organized in a knowledge base that expresses the relationship between genetic profiles and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics and other information relevant for treatment planning.  We have developed a method for capturing how highly-respected practicing physicians use this information in the clinical setting by incorporating within the knowledge base the views of a large network of independent key opinion leaders in medicine and medical research.

We deliver our proprietary content to users via Web-based and mobile apps and services in the cloud.  Currently, we serve physicians and their patients in two settings.  One, at the point of care or in the clinic, and two, indirectly as part of a genetic test provided to an ordering physician by a diagnostic testing laboratory, in other words, the lab.

Although the systems and approach that we have developed for knowledge aggregation, content creation and expert advisory based curation can be applied to many disease areas, we have chosen to focus initially on genomic medicine in cancer, otherwise known as precision oncology.  This is an area of tremendous activity and promise where clinical research and genomics has given rise to targeted therapies that are proven in many cases to cure disease and prolong the lives of cancer patients.

Oncology is also the area of greatest need where physicians and patients lack convenient access to clear, easy-to-understand and trustworthy information about which drugs, tests and clinical trials should be considered in constructing a cancer treatment plan based on the genetic profile of their tumor.

Our overall vision is that we are at the dawn of an era of explosive growth of clinical data including the molecular characteristics of patients and their tumors that must be interpreted and contextualized into knowledge before it can be usable by either physicians or patients.

We regard such knowledge as being the most valuable aspect of the molecular diagnostic testing, and we believe that all sectors of the healthcare industry including providers, insurers, drug developers and patients are potential customers for such knowledge.  We aim to deliver our proprietary interpretive content as quickly as possible and in as many usable forms as possible via the Internet.

Our initial clinical product which we call Therapy Finder has been piloted on the Web through MedPage Today, a property of Everyday Health, which is directed at professional healthcare providers.

The purpose of that pilot was to demonstrate the usefulness to physicians of our Web-based app and the app’s ability to generate revenue via advertising from pharma.  In the first case, the response was exceptionally positive based on independent research commissioned by Everyday Health.  And the app attracted ad revenues specifically from Boehringer-Ingelheim which has supported our lung cancer Therapy Finder over the past nine months.

Another major pharmaceutical company not yet announced recently agreed to support our melanoma Therapy Finder on MedPage Today.  The pilot with MedPage Today Everyday Health has also verified sponsorships, licensees and advertising as revenue sources for CollabRx.

The Therapy Finders which are easy-to-use decision support tools for our oncologists and their patients can also be employed in a variety of settings, including continuing medical education, accountable care services, and within the payer community.

Our agreements with Projects & Knowledge, a leading CME provider, and one with a leading oncology research services organization are in their early stages, but they form the basis for important projects that are of interest to both pharma and payers.  We have an aggressive plan for our clinical products in connection with a much broader offering for physicians and patients which I may be able to discuss in future conference calls, but sorry, not today.

Within the lab setting, our current offering provides clinically relevant intervention-focused interpretation of genetic variance present in human tumor biopsies and is sold directly to multiple types of labs that perform molecular testing.  We call it our Genetic Variant Application or GVA, and it can be accessed via an API or Application Programming Interface or using a custom-user interface.

The GVA acts as a knowledge base that is compiled dynamically by our semantic integration software platform to provide specific insights to a given patient’s molecular test results on an individual test-by-test basis.

Drawing on our interactive and up-to-date knowledge base, a lab medical director can select the most relevant insights for a particular patient at the time of testing and incorporate those insights on potential therapeutic strategies within the report that is transmitted directly back to the ordering physician, typically an oncologist or pathologist.  Our content is branded and identified as “powered by CollabRx” within the test report.

We deliver the GVA product via a cloud-based software-as-a-service or SaaS business model, being paid directly by the diagnostic lab typically on a per-test basis.  Because we are independent and focused exclusively on providing information on actionable biomarkers, we are able to offer our service to many laboratories globally that offer genetic testing of cancer tumors.  To date, we have signed fee-for-service or SaaS-based multiyear agreements with Life Technologies here in the U.S., OncoDNA in Belgium and Sengenics in Singapore.

Genomic testing for cancer is in its infancy and is expected to advance rapidly in breadth and volume of tests prescribed.  Globally, molecular-based diagnostics is expected to grow from $4.4 billion in 2010 to approximately $30 billion in 2020.

And molecular-based cancer testing will be used on approximately 800,000 new cancer cases, about 50 percent of the expected number of new cases by 2015.

The large majority of molecular-based cancer test prescribed in recent years were  looking for a single biomarker.

Today, we are at an inflection point for an increase in both the breadth, that is the number of biomarkers, and the frequency or the number of tests per tumor and per patient of genomic testing, due mainly to the precipitous decline in the cost of sequencing related to next-generation sequencing technologies recently introduced into the market.

While much of the discovery of targeted interventional therapy is related to oncology, other areas of medicine will be equally impacted by genomic testing including testing for certain inherited diseases, prenatal testing, and even genetic-influenced metabolic disease areas such as cardiovascular and diabetes.  Industry experts believe that we will soon reach the point where every patient’s genome and sequence in the area where every human will need the type of interpretive knowledge that we provide.

Today, the bulk of genetic testing of tumor biopsies is taking place in major academic medical centers.  Within those organizations, the laboratories have a wide range of capabilities and needs to catalog, annotate and report the results of genetic testing.  In those organizations, it is important to be part of the everyday workflow of the lab.

So, to address this market, we recently signed an agreement with GeneInsight, a company formed by Partners Healthcare comprised primarily of Mass General and the Brigham and Women’s Hospitals in Boston, both teaching hospitals for Harvard Medical School.  CollabRx and GeneInsight are working to deliver a unique capability to support the interpretation and reporting of genetic variance from sequencing-based tests.

These partnerships and other prospects in an increasingly expanded new business pipeline are also in addition to our existing multiyear agreement with Life Technologies, a key player in the medical sciences landscape.

All of our agreements are based on business models designed to allow our company to capture the value that will come from an explosive market, which is literally at its inception.  We favor sharing the risk with our partners in order to participate fully in future value rather than accepting high upfront payments without any upside.

We expect to continue to add partnerships throughout the fiscal year, and therefore, we will continue to add revenue to offset our $750,000 to $1 million in quarterly operating expenses.  We expect to be able to offset more and more of our quarterly operating expenses with additional fee-for-service revenue.

As I said in February, it is just too early to predict exactly when we will reach cash breakeven.  It could happen soon, as I also said in February, but I should caution you that that is not our immediate priority.  Like most early-stage companies beginning to gain market share in an emerging market, our priority is on significant growth, especially in recurring revenue which we expected to begin in the current fiscal year as our partners and customers roll out their own commercial offerings.

That is how we expect to capture the upside with these partnerships.  With growth comes profitability.  CollabRx is built for both.  This company's unparalleled scalability enables high margins at high growth (rates), and we are confident that we are going to demonstrate that beginning this fiscal year.

The success of our initial launch shows that we are well on our way toward achieving another publicly-announced objective, that is, establishing a demonstrable trajectory towards technology, content and market leadership in the data analytics space in genomic medicine.  The marketplace's early acceptance of our analytic and data management solutions is enabling CollabRx to begin continually increasing value to the treatment planning in the treatment of cancer.

The strength of our strategic relationships with recognized industry leaders combined with our expanding pipeline of prospective new partnerships provides the prospect of significant corporate growth in fiscal 2014.

We entered the year as the only publicly-traded pure play in the interpretive analytics in clinical decision support segment of the healthcare big data market.  No other publicly-traded company is dedicated to providing accessible and contextualized knowledge to physicians both in the laboratory and at the point of care to inform treatment planning and no other publicly-traded company offers micro-cap participation in this extraordinary emerging market.

Thanks for your participation today, and now I would be pleased to take questions from the audience.

Operator:	Sure. Thanks, sir. Ladies and gentlemen on the phone lines, to queue up for a question, please press star then one on your touchtone phone. If your question has been answered or you wish to remove yourself from the queue, you may press the pound key.

Again, if you would like to ask a question at this time, please press star then one on your touchtone phone.  One moment for questioners to queue.

And our first question will come from the line of John Banks with BG Capital.  Please go ahead.  Your line is now open.

John Banks:	Congratulations on a sequential growth in the company. It looks good. Just a couple of questions. The first one, are you going to break down on the revenues in the fourth quarter going forward between like fee-based or advertising? Was that most of the revenue from Life Technologies in the fourth?

Thomas Mika:	We are not planning to break those revenue sources down. And, as I said, the recurring revenue is expected to occur later in the year, so you can assume that the revenue that we booked was fee for services.

John Banks:	OK. My second point, in the last conference call you said a deal similar to maybe Life or a large deal, would move you a lot closer to profitability and scalability. I know you cannot comment, but how is that going on the pipeline?

Thomas Mika:	The pipeline is very robust and includes potential partnerships on both the laboratory side and on the clinical side.

John Banks:	OK. You got to address it, but your scalability is pretty big with the company in regards to hiring and expense side, am I correct?

Thomas Mika:	It is. Our plans do not add very significantly to our expense levels throughout the remainder of the year.

John Banks:	OK. And my final question, as you know, there is like a ton of deals in the space right now, you know, going for crazy premiums, why would not somebody come in and just try to buy you guys in just such a small market cap of $15 million or $20 million? Or you would rather just grow it then maybe sell it in the future?

Thomas Mika:	I think we have tremendous opportunities to grow this company, and I do not think that our current market cap reflects in any form our current value.

John Banks:	OK. Congratulations. Very exciting going forward. Keep up the good work.

Thomas Mika:	Thanks, John.

Operator:	Thank you. Our next question will come from the line of Spencer Lehman with Financial West. Please go ahead. Your line is open.

Spencer Lehman:	Hi, Tom.

Thomas Mika:	Hello, Spencer.

Spencer Lehman:	You are certainly developing an exciting company. I am wondering if you and Bob could just discuss a little bit about what you are doing to get on the radar and expose the company to investors, you know, currently and maybe your plans to the coming year?

Thomas Mika:	Well, I will make a few remarks and then Bob can add to it if he wishes. We have been out with, I would call them two groups of potential investors to let them know about the company and what we would call non-deal road shows.

So, one group are institutions that are known to invest in micro-cap stocks, been out in front of a dozen of those or so.  And we have also been over in the major life sciences arena where we have seen a number of very significant institutions.  So we are planning or trying to capture both the potential for short-term improvement in our stock price as well as long term as we become a company that those larger institutions can actually invest in.  And I will give it over to Bob if he’s got anything.

Robert Ferri:	Sure. Not terribly much, but Spencer, yes we are meeting with more and more investors, fund managers, more and more brokers and groups of brokers. So, you know, over time with a steady drumbeat of this kind of thing, I think we are going to see more and more awareness of the stock and presumably the opportunity for a lot more sponsorship and participation in the stock.

Spencer Lehman:	OK, thank you.

Thomas Mika:	Welcome.

Spencer Lehman:	Sounds great.

Thomas Mika:	Thank you.

Operator:	Thank you, sir. And again, ladies and gentlemen, if you would like to ask a question at this time, please press star then one on your touchtone phone. Again, star-one to queue up for a question. One moment.

Our next question in queue comes from Gary Ferman with Ferman Law.  Please go ahead.  Your line is now open.

Gary Ferman:	Hi, Tom. My first question to you is, you mentioned that one of the valuable assets, and I totally agree, of Tegal, now CollabRx, is its very substantial net operating loss carry-forwards. What are you and the board doing to actually maximize and make use of that carry-forward in the foreseeable future, realizing that it is unlikely in the short term that CollabRx will be able to actually make use of it itself because the amount is so large?

Thomas Mika:	Well, Gary, since you are from – I guess you are associated with law, so you probably know that there are very strict regulations regarding how those net operating loss carry-forwards can be used.

What I would say is that they do not begin to expire  –  I think a small amount begins to expire next year on the California side and the federal ones do not expire for quite a long time and are available to us for quite some time.  So, you know, we are planning on using those and using them over the course of time.  They are not an asset that can be sold or acquired.  So, you know, our focus is on growing the company and getting it to profitability and using those as we need them.

Gary Ferman:	And my second question to you really relates to Life Technologies and how now with that inroad and the new affiliation of Life Technologies, does that provide further direct possibilities for CollabRx? Because that is perhaps the most important deal that has been publicized to date.

Thomas Mika:	Yes. For sure it is the most important deal that we have publicized to date. And Life Technologies is a very important customer and partner with us. We have a very good relationship with the head of their medical sciences division.

And, you know, the best estimates are that once the acquisition or the merger is completed, there will be a fair amount of time before that is felt within the operating divisions.  So it is really difficult for us to know how that might affect us.  What we have observed is a very keen, almost laser-like focus on what we are doing in connection with Life from the most senior people that we deal with at Life.  So, if anything, that has generated, you know, more communication and more interest in what we do and a closer working relationship.  So net-net it has been positive for us.

Gary Ferman:	Well, I am delighted to hear that, and I think it is very good to hear positive news and I just hope that you continue to make these positive news public and really to try and get the CollabRx name better known in the investing universe. Thank you.

Thomas Mika:	We will do that.

Operator:	Thank you, sir. Our next question will come from the line of Chris Lahiji with LD Micro. Please go ahead. Your line is open.

Chris Lahiji:	Yes. Thanks for the call. I have a quick question, Tom. What is the amount of tax loss carry-forward right now for the company?

Thomas Mika:	About $100 million in federal and $40 million in California State.

Chris Lahiji:	OK. And I am just trying to get a better understanding of what the competitive landscape is for you guys. How do you ultimately look at the other people on the space? I mean, what is the way of being distinctive from their own products and services?

Thomas Mika:	Our major point of distinction is two things. One is that our knowledge base is informed and vetted by more than 75 of the top cancer researchers and clinicians in the United States whom we work with closely under the direction of Dr. George Lundberg who is an eminent pathologist and our editor-in-chief.

And we can claim that really there is no other company that has that large a network of top doctors that volunteered their time to work with us in order to get our clinical decision support tools in front of oncologists and pathologists.

The second major point of difference between us and anybody else out there is our scalability.  Because what we have managed to do is to automate much of what we provide in terms of the interpretive content so that we can deal with hundreds or thousands of tests that are coming in whereas other companies who have been in the clinical space, and there are not very many, maybe one or two, have used the consulting model for dealing with this information so that they do it on a case-by-case basis and it is not scalable at all, we do not believe.

So, to summarize, we think it is the independent network vetted by key opinion leaders, and secondly, the scalability.  We think there is a lot of interest in being on the clinical side of this equation by companies who have been on the research side, but it is very difficult for us to believe that a physician who knows, you know, is a practicing oncologist that is out there, particularly in the community setting, would know anything about these tools or give any credibility to these tools that are available in the research community that deal with a lot of information that is simply not actionable and not relevant to practicing clinicians.

Chris Lahiji:	I see. And my last question is, and I think we have talked about this on the last call, are there any mobile applications for this, or it is still relatively premature to talk about?

Thomas Mika:
No, I can sort of paint a picture for you.  We are developing a product on the clinical side  in molecular oncology based on what we have developed for our Web-based application which has been well received by oncologists.

We can take that Web-based application and move it to a mobile platform, like an iPad or an iPhone, and make it available very easily to physicians in their offices for essentially looking up information about the relevance of diagnostic tests, what does a biomarker mean, how can they use it in connection with the patient that they are seeing.

And the model for this is a company called ePocrates which validated the business model for this type of mobile app for physicians in general.  ePocrates was able to capture about one-third of all physicians in the United States.  Physicians use it on a regular basis for drug interactions for normal-approved drugs.  And that company was sold to AthenaHealth about four months ago, maybe five months ago, but the point is they validate the business model.  We think that that model is right on.

And we think that we are the only company that can move into the oncology sector or the molecular genomics sector, molecular medicine sector, because we have this ability to provide information on treatments and diagnostics that are beyond the standard of care.  And that is what oncologists and pathologists are really interested in.

Chris Lahiji:	Excellent. Well, listen, thank you so much for answering my questions, and best wishes moving forward.

Thomas Mika:	Thank you very much, Chris.

Operator:	Thank you, sir. Our next question will come from the line of (David Zalkowitz), who is a private investor. Please go ahead. Your line is open.

(David Zalkowitz):	Yes. Thank you. I am looking at the makeup of the Board of Directors. Your outside directors, obviously Jeff Krauss has multiple industry experience, but both Carl and Gilbert come from technology backgrounds, hardware technology backgrounds, PC backgrounds.

What is the plan going forward for CollabRx to kind of bring in some outside directors who have healthcare services experience or healthcare software experience to add to the expertise of the company?

Thomas Mika:	Well, first thing I would say is that you mentioned outside directors, and while technically James Karis is not an outside director because he was co-CEO of CollabRx and the former CEO, he has a large amount of healthcare industry experience as does Jeff Krauss. And so, you know, I think we are pretty well covered on the healthcare industry.

What we have to be concerned about is, you know, being – we are not just a healthcare company, we are a technology company.  And frankly speaking, if this company had been conceived of in sort of the standard healthcare environment, it probably never would have been created.

So, we are looking for a broad range of expertise, and I think we got it with our current board.  We are always looking for ways that we can supplement that board.  And as you know, that comes typically with discussions with partners or discussions with other companies.  We got some openings on the board and we are open to bringing in other independent directors, but I think that our current constitution represents very well the skills that we need to grow this company.

(David Zalkowitz):	Thank you. And then there has been some press lately about IBM's Watson supercomputer getting involved in the cancer diagnosis and treatment.

I was wondering whether you had seen any of that press and news reports on that and whether that is a potential competitor of yours down the line or is it a complementary, or could your network physicians, you know, tap into that or provide a resource for that program going forward?  Get your thoughts on that.

Thomas Mika:	Yes. I am glad you actually brought that up, because I think that there are some major issues with Watson, particularly what they are doing in the healthcare industry. And the reason is that they are involved with predictive analytics. And so they are clinching a lot of data and employing what we think are black-box algorithms to come up with an answer, which is not the way medicine has been practiced.

Our fundamental belief is that advances in medicine occur when key opinion leaders say how they think a particular treatment ought to be applied and in which cases it should be applied.  And they lead other physicians into practicing medicine the way they do.

And our system is exactly that.  We are employing the insights that are delivered both by the data and by the clinical experts to physicians who use our tools.  You know, we can actually – we are totally transparent, by the way.  We do not have any black-box algorithms, so we can point exactly to the source documentation that any of the information that we provide to a physician that they get from us, we can point it right to the source of that documentation so that we can answer the question, why is this important.

You know, I think you might be surprised that the answer that you would get from IBM, if you ask the folks over at Watson, you know, how did they validate the presumed answers that they are getting out of that resource?  So, again, they are predictive analytics, we are interpretive analytics.

(David Zalkowitz):	Right. And last question, Qiagen bought Ingenuity Systems a month or two ago, obviously Ingenuity Systems with a deal with Life Technologies, that they announced at the similar time they did your deal. Has that been an issue in terms of, you know, Life's view on development of what they are trying to do to have a big firm like Qiagen who is a competitor of theirs, bioengineering systems and, you know, the context of you guys being independent, potential acquirer of yours, you know, having any issue there in terms of ongoing development of that program?

Thomas Mika:	You know, I am struggling to try to find something that I can really comment on in that question. You know, I do not know the rationale for any of those acquisitions. I do know, you know, what our relationship is with Life and I can comment on that, but I would be speculating on anything else.

(David Zalkowitz):	Thank you.

Thomas Mika:	You’re welcome.

Operator:	Thank you, sir. Our next question will come from Brian Kobel with Laidlaw & Company. Please go ahead. Your line is open.

Brian Kobel:	Hi, Tom. Hi, Bob. How are you?

Thomas Mika:	Fine, Brian. Thanks.

Brian Kobel:	Good. So to kind of touch on Chris' question earlier, you know, briefly, do you have any public comps that you look at and track internally? And additionally, when you do look at them or you look at the metrics they are valued at, are we best to look at you from a data aggregation standpoint or better from a user standpoint, you know, relative to non sort of numerical fundamentals, if you will?

Thomas Mika:	Well, on the clinical side, I would say that going forward you ought to look at us – you ought to look at the ePocrates business model.

On the lab side, it is really difficult to say.  I do not think we have any direct comps on the lab side, primarily because we are adopting this different business model.  You know, when you look at the research side, most of those companies do business, you know, one was mentioned Ingenuity, and some of these others, were doing subscription-based kind of business models.  We are not doing that over on the lab side.

We are really trying to capture the upside on a per-test basis because we think that the information that we are providing is as valuable for one test as it is for another.  And so, I think we have a different kind of potential on the lab side than some of these research-based companies have.

You know, when we think about models on the lab side, two companies come up.  One is Salesforce.com in the sense that we are populating a database with expert information.  And the other in terms of our vision for the overall company, we think of ourselves kind of as a Bloomberg, and we have valuable information and we would like to get it out in as many forms as possible using technology.

Brian Kobel:	OK. And just kind of brief follow-up questions, is, one, well, how scalable is your business both from the perspective of the infrastructure you have to support revenue and profitability? You know, would you need to add key additional personnel at 5 million, 6 million, 7 million, 10 million?

And to that point, how quickly can you grow this?  Is this something where you are going to go from 1 million in sales to 50 million in sales in, you know, overnight – obviously not overnight, but in a rapid process?  Or is it a slow adoption process?

Thomas Mika:	So this is not – we are not Pinterest or, you know, we are not in that yet, in that sort of consumer area where you can get that kind of rapid adoption. So, I would see this as somewhat slower than that, though it is difficult to predict.

One of the things that we have observed on the lab side is that a number of companies have waited to see how successful Foundation Medicine would be.  Foundation Medicine is a diagnostic company that came out with a multi-gene cancer panel and it has been a couple of years, and they have attracted huge amounts of capital, private capital in Silicon Valley.

What we have observed is that there are a number of diagnostic companies out there who have waited to see how successful Foundation Medicine would be and are poised to introduce their own multi-gene panels.  And they are missing a key component to that, and that is the interpretive content.  And we think we can provide that.

So, we think we can ramp pretty rapidly based on a knowledge base that exists and a software platform that exists that is highly scalable.  So, we think we can go from tens of tests to thousands of tests without adding individuals.

Now, as we grow in that sort of $5 million to $10 million range, you want to add other capabilities like product management and strategic, you know, national sales and accounts and those kinds of things that improve your overall ability to sell and deliver products, but I think that incremental investments in our software platform and in our knowledge base will yield very large revenue increases for the products that we are going to develop.

Brian Kobel:	Great. Thank you, and congratulations on the great quarter.

Thomas Mika:	Thank you very much. Thanks, Brian.

Operator:	Thank you, sir. And again, ladies and gentlemen, if you would like to queue up for a question at this time, you may press star then one on your touchtone phone. Again, star-one to queue up for a question. One moment.

And presenters, I am showing no additional questioners in the queue.  I would like to turn the program back over to Robert Ferri for any additional or closing remarks.

Robert Ferri:	Thank you. This concludes today's conference call. Thank you for your support and thank you for joining us today.

Operator:	Thank you, gentlemen. Again, ladies and gentlemen, this does conclude today's conference. Thank you for your participation and have a wonderful day. Attendees, you may disconnect at this time.

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